UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 11, 2021

Commission File Number: 1-11917

FBL Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Iowa	42-1411715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5400 University Avenue,	West Des Moines, Iowa	50266-5997
(Address of principal executive offices)		(Zip Code)

(515) 225-5400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, without par value	FFG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

                                 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 11, 2021, FBL Financial Group, Inc. (the “Company”) announced that it reached an agreement with Farm Bureau Property & Casualty Insurance Company, an Iowa domiciled stock property and casualty insurance company (“Parent”) pursuant to which Parent will acquire all of the outstanding Class A common shares, without par value, and Class B common shares, without par value (collectively, the “Common Shares”), of the Company that are not currently owned or controlled by Parent or Iowa Farm Bureau Federation, an Iowa non-profit corporation (“IFBF”), pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Parent, and 5400 Merger Sub, Inc., an Iowa corporation (“Merger Sub”). IFBF and Parent currently own approximately 61% of the outstanding Common Shares.

The Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company surviving the merger (the “Merger”). Pursuant to the transactions contemplated by the Merger Agreement, each outstanding Common Share of the Company (other than shares held by the Company in treasury or by any wholly-owned Company subsidiary, or held by Merger Sub or Parent, or held by holders who have properly exercised dissenters’ rights under applicable Iowa law) will be converted into the right to receive $56.00 per Common Share in cash, without interest and less any required withholding taxes (the “Merger Consideration”).

Consummation of the Merger is subject to certain specified closing conditions, including approval by the Company’s shareholders as described below, expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, clearance by the Insurance Commissioner of the State of Iowa and approval by the Financial Industry Regulatory Authority. The obtaining of financing is not a condition to the obligations of Parent or Merger Sub to effect the Merger. The closing of the Merger is subject to a non-waivable condition that the Merger Agreement be adopted by the affirmative vote of (i) holders of at least a majority of all outstanding Class A common shares and Series B preferred shares, voting together as a single class, (ii) holders of at least a majority of all outstanding Class B common shares and (iii) holders of at least a majority of all outstanding Common Shares held by all of the holders of outstanding Common Shares (excluding IFBF and its affiliates, Parent and its affiliates, and the directors and officers of IFBF, Parent and each of their respective affiliates), in each case, entitled to vote on such matter at a meeting of shareholders duly called and held for such purpose (together, the “Required Shareholder Vote”). In addition, Parent’s obligation to consummate the Merger is subject to the condition that no more than 7% of the Common Shares outstanding as of the effective time of the Merger (other than the Common Shares held by Parent, IFBF, certain of their affiliates, their respective subsidiaries, the directors and officers of the foregoing persons and any holders of Common Shares which have failed to perfect, have effectively withdrawn or which otherwise have lost their rights to appraisal under Iowa law) shall have properly demanded and not withdrawn appraisal rights under Iowa law in connection with the Merger, as further described in the Merger Agreement.

The Merger Agreement contains specified termination rights, including the right of either the Company or Parent to terminate the Merger Agreement if the Merger has not been consummated on or prior to July 11, 2021 (the “Outside Date”) (unless such Outside Date is automatically extended to September 11, 2021 if all closing conditions are satisfied other than receipt of the required regulatory consents) or if the Required Shareholder Vote is not obtained after a vote of the shareholders of the Company. Parent may also terminate the Merger Agreement following an Adverse Company Recommendation (as defined herein). Even if an Adverse Company Recommendation is made, the transactions contemplated by the Merger Agreement will be submitted to a vote of the Company’s shareholders unless the Merger Agreement is terminated by Parent as a result of the Adverse Company Recommendation or if it is terminated for other reasons by Parent or the Company. The Merger Agreement does not provide the Company with the right to terminate the Merger Agreement by virtue of an Adverse Company Recommendation.

The Merger Agreement contains customary representations, warranties and covenants of the Company, including covenants to use reasonable best efforts to conduct its business in all material respects in the ordinary and usual course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger and not to engage in certain types of transactions during this interim period without the prior written consent of Parent. Each of the Company, Parent and Merger Sub agreed to use such party’s respective reasonable best efforts to take all actions necessary to ensure that the conditions to closing are satisfied and to consummate the transactions contemplated by the Merger Agreement as promptly as practicable. However, in connection with obtaining the required regulatory approvals for the Merger, Parent is not obligated to take or refrain from taking any action or to suffer to exist any Burdensome Condition (as defined in the Merger Agreement).

Merger Sub, Parent and IFBF have also entered into a Rollover Agreement, dated as of January 11, 2021 (the “Rollover Agreement”), pursuant to which Parent and IFBF will contribute to Merger Sub all of their Common Shares in exchange for the number of shares of Merger Sub set forth therein. The Rollover Agreement also provides that Parent and IFBF will, among other things, vote or cause to be voted their respective Common Shares in favor of any proposal to approve the Merger and the Merger Agreement.

The Merger Agreement was unanimously approved by a special committee consisting solely of independent and disinterested members of the Board of Directors (the “Board”) of the Company (the “Special Committee”) and by the Board, and the Special Committee and the Board unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to, advisable and in the best interests of the Company and the shareholders of the Company (excluding IFBF and its affiliates, Parent and its affiliates, and the directors and officers of IFBF, Parent and each of their respective affiliates), (ii) approved and adopted the Merger Agreement, the Merger and the other transactions contemplated thereby and (iii) declared the advisability and recommended that shareholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby (the “Company Recommendation”).

Pursuant to the Merger Agreement, the Company has agreed (i) that neither it nor any of its subsidiaries nor any of the officers, directors or employees of it or its subsidiaries (in their capacities as such) will, and (ii) to direct its investment bankers, attorneys, accountants, consultants and other advisors and representatives not to, initiate, solicit, encourage, induce or knowingly facilitate or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or would reasonably be expected to lead to, any “Acquisition Proposal”, as further described in the Merger Agreement.

These restrictions are subject to provisions that permit the Special Committee to participate in discussions with respect to an unsolicited Acquisition Proposal if the Special Committee determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Acquisition Proposal (a) constitutes or would reasonably be expected to lead to a “Superior Proposal,” as further described in the Merger Agreement, and (b) that failure to enter into such discussions would be inconsistent with its fiduciary duties under Iowa law.

The Special Committee is not permitted to (i) withdraw, suspend, modify or amend the Company Recommendation in any manner adverse to Parent or publicly propose to do any of the foregoing; (ii) fail to include the Company Recommendation in the proxy statement that the Company will issue in connection with the Merger Agreement and the Merger (the “Proxy Statement”), (iii) adopt, approve, endorse or recommend or otherwise declare advisable an Acquisition Proposal, (iv) at any time following receipt of an Acquisition Proposal, fail to publicly reaffirm its adoption, approval or recommendation of the Merger Agreement and the Merger as promptly as practicable (but in any event within 10 business days after receipt of Parent’s reasonable written request to do so), or (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Securities Exchange Act of 1934 within 10 business days after commencement of such Acquisition Proposal (any of clauses (i), (ii), (iii), (iv) or (v) an “Adverse Company Recommendation”). However, the Special Committee may, in response to the receipt of a Superior Proposal or an “Intervening Event,” as further described in the Merger Agreement, and subject to certain procedural requirements set forth in the Merger Agreement, make an Adverse Company Recommendation if the Special Committee determines, after consultation with its financial advisors and outside counsel, that failure to do so would be inconsistent with its fiduciary duties under Iowa law.

The Merger Agreement provides that Parent will be entitled to receive a termination fee of $18,477,300 (the “Termination Fee”) from the Company if Parent terminates the Merger Agreement following (a) an Adverse Company Recommendation or (b) the Company’s willful and material breach of its obligations under the terms of the Merger Agreement with respect to its “no shop” and related covenants. In addition, in the event the Merger Agreement is terminated by (i) Parent or the Company because the Required Shareholder Vote is not obtained where an Acquisition Proposal has been made or publicly announced and not publicly withdrawn without qualification at least five business days before the shareholders’ meeting required by the Merger Agreement; or by (ii) Parent if the Company has breached certain of its representations, warranties or covenants under the Merger Agreement such that the (x) corresponding conditions precedent would be incapable of fulfillment and (y) which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach or, if earlier, the Outside Date, and (z) prior to the date of such breach an Acquisition Proposal has been made or publicly announced and not publicly withdrawn without qualification prior to such breach; then in the cases of clauses (i) or (ii) the Company shall pay, or cause to be paid, all reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent, Merger Sub and their respective affiliates on or prior to the termination of the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, in an amount not to exceed $5,279,229. If, within 12 months of the termination events described in clauses (i) or (ii) of the preceding sentence, the Company either consummates an Acquisition Proposal or enters into a definitive agreement to consummate an Acquisition Proposal (and later consummates such Acquisition Proposal whether or not within such 12 month period), then the Company will be required to pay or cause to be paid to Parent an amount equal to the Termination Fee minus the amount of reasonable out-of-pocket fees and expenses previously paid as described above.

The Merger Agreement is governed by Iowa law and is subject to the jurisdiction of Iowa state and federal courts.

The summaries of the Merger Agreement and the Rollover Agreement in this Item 1.01 do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement and the Rollover Agreement, which are attached hereto as Exhibit 2.1 and 2.2, respectively, and incorporated by reference in their entirety herein.

The representations, warranties, and covenants contained in the Merger Agreement and the Rollover Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Merger Agreement and the Rollover Agreement, (b) in the case of the representations and warranties of the Company in the Merger Agreement, have generally been qualified by matters disclosed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”), (c) are subject to materiality qualifications contained in the Merger Agreement and the Rollover Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement and the Rollover Agreement or such other date as is specified in therein, and (e) have been included in the Merger Agreement and the Rollover Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement and the Rollover Agreement are included with this filing only to provide investors with information regarding the terms of the Merger Agreement and the Rollover Agreement and not to provide investors with any other factual information regarding the Company, Parent, IFBF or their respective businesses. Investors should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, IFBF or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement or Rollover Agreement, which subsequent information may or may not be fully reflected in the Company’s, Parent’s, IFBF’s (or any of their affiliates’) public disclosures.

The Company plans to mail a notice and the Proxy Statement to the Company’s shareholders and file the Proxy Statement with the SEC as required pursuant to the terms of the Merger Agreement. The Proxy Statement will contain important information about the Company, Parent, Merger Sub, the Merger and related matters. Shareholders are urged to read carefully the Proxy Statement and any other relevant documents, when they become available, to be filed with the SEC in connection with the Merger or incorporated by reference in the Proxy Statement, because they will contain important information about the Company and the Merger. Shareholders will also be able to obtain the Proxy Statement, as well as other relevant documents, without charge, from the SEC by going to the SEC’s website at www.sec.gov or, without charge, from the Company by going to the investor relations section of the Company’s website at www.fblfinancial.com. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company.

The Company and its executive officers, directors and certain other members of management and employees may be deemed to be “participants” in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the Merger will be set forth in the Proxy Statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its definitive proxy statement filed with the SEC on Schedule 14A on March 31, 2020, and its Current Report on Form 8-K filed with the SEC on June 9, 2020.

Item 8.01. Other Information

On January 11, 2021, the Company issued a press release announcing that it had entered into the Merger Agreement and a related presentation with information for investors. The press release and presentation are filed as Exhibit 99.1 and 99.2 to this Current Report, respectively, and are incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of January 11, 2021, by and among Fam Bureau Property and Casualty Insurance Company, 5400 Merger Sub, Inc. and FBL Financial Group, Inc.

2.2*	Rollover Agreement, dated as of January 11, 2021, by and among 5400 Merger Sub, Inc. and the shareholders of FBL Financial Group, Inc. listed on Schedule I thereto

99.1	Press Release issued by FBL Financial Group, Inc., dated as of January 11, 2021

99.2	Presentation Issued by FBL Financial Group, Inc., dated as of January 11, 2021

104	Cover page Interactive Data File formatted as iXBRL (Inline eXtensible Business Reporting Language) and contained in Exhibit 101.

* Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2021	FBL FINANCIAL GROUP, INC.

	By	/s/ Donald J. Seibel
Donald J. Seibel
Chief Financial Officer